SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 4 , 2009 (September 4, 2009)

GUIDED THERAPEUTICS, INC.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

4955 Avalon Ridge Pkwy, Suite 300 Norcross, Georgia (Address of Principal Executive Offices)	30071 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry Into a Material Definitive Agreement.

On August 31, 2009, Guided Therapeutics, Inc. (the “Company”) issued additional 13% Senior Secured Convertible Notes of the Company in the aggregate principal amount of approximately $3.5 million (the “New Notes”).  The New Notes were issued pursuant to the Company’s existing Amended and Restated Loan Agreement, dated March 1, 2007 (“2007 Loan Agreement”).  The New Notes were principally sold to certain existing security holders of the Company.  Prior to the issuance of the New Notes, there were approximately $4.5 million in aggregate principal amount of 13% Senior Secured Convertible Notes outstanding, which were issued previously pursuant to the 2007 Loan Agreement (“Existing 2007 Notes”, and together with the New Notes, the “Senior Notes”).  Accrued interest on the Existing 2007 Notes as of August 31, 2009, was approximately $1.5 million.

The Senior Notes mature on March 1, 2010.   Prior to any event of default, interest accrues on the Senior Notes at 13% per annum, and is due at maturity.  The Senior Notes are senior secured obligations of the Company and are secured by (a) a first in priority lien on all of the Company’s assets; (b) a guaranty by the Company’s wholly owned subsidiary, InterScan Inc. (“InterScan”); (c) a lien on all of InterScan’s assets; and (d) a pledge on all issued and outstanding stock of InterScan and another (inactive) wholly owned subsidiary of the Company.

The New Notes are convertible, subject to certain adjustments, into approximately 5.4 million shares of the Company’s Common Stock. The Existing 2007 Notes are convertible, subject to certain adjustments, into approximately 9.1 million shares of Common Stock.  The principal amount and all accrued but unpaid interest of each Senior Note is convertible at the election of the holder thereof.  In addition, the Senior Notes are automatically convertible into shares of Common Stock should the average trading price for Common Stock for a period of at least 30 consecutive days exceed $1.30 per share, or should the Company issue and sell $5 million or more of new preferred stock of the Company meeting certain specified criteria.

In accordance with the terms of the 2007 Loan Agreement, the Company issued to each purchaser of a New Note a warrant to purchase the number of shares of Common Stock into which such purchaser’s New Note is initially convertible (“New Warrant”).  Each New Warrant is immediately exercisable, at an exercise price, subject to certain adjustments, of $0.78 per share of Common Stock, and expires on March 1, 2012.  The New Warrants are exercisable for an aggregate of approximately 5.4 million shares of Common Stock.  Warrants having the same terms as the New Warrants, exercisable for an aggregate of approximately 9.1 million shares of Common Stock, were issued in 2007 in conjunction with the issuance of the Existing 2007 Notes.

The proceeds from the sale of the New Notes were used to retire by repurchase all of the Company’s 15% Subordinated Secured Convertible Notes, issued pursuant to its Note Purchase Agreement dated December 1, 2008 (the “2008 Notes”).  This purchase, by agreement with the holders of the 2008 Notes, was effected at a 15% discount for all outstanding sums owed, both principal and interest, and thus the Company expended approximately $2.2 million to retire the approximately $2.3 million of original principal amount of 2008 Notes, and approximately $263,000 of accrued but unpaid interest thereon. Warrants to purchase approximately 12.6 million shares of Common Stock, issued in conjunction with the original sale of the 2008 Notes, remain outstanding.  These warrants, subject to certain adjustments, permit holders to purchase shares at a price of $0.65 per share and expire December 1, 2014.

Proceeds from the sale of the New Notes were also used to retire, at par, loans made to the Company in 2009, including advances supporting the Company’s recent working capital needs made in anticipation of this financing, having an aggregate principal amount of approximately $1.3 million, and accrued but unpaid interest of approximately $21,000.  The remaining proceeds from the sale of the New Notes will be used for general working capital purposes.

Item 1.02.  Termination of a Material Definitive Agreement.

The information regarding the terminations of the notes described in the fifth and sixth paragraphs of Item 1.01 above is incorporated into this Item 1.02 by reference.

Item 2.03.  Creation of Direct financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information reported above in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information reported above in Item 1.01 is incorporated into this Item 3.02 by reference.

The convertible notes and warrants were issued in reliance upon the exemption from registration under the Securities Act of 1933, as amended (them “Securities Act”), provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, based upon the representations of the purchasers.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2009	/s/ Mark L. Faupel Mark L. Faupel Chief Executive Officer, President and acting Chief Financial Officer